FORM 4
                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                         WASHINGTON, D.C. 20549
                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
<square>Check this box if no longer
 subject to Section 16. Form 4     Filed pursuant to Section 16(a) of the
or Form 5 obligations             Securities Act of 1934, Section 17(a) of the
may continue.                    Public Utility Holding Company Act of 1935
                                 or Section 30(f) of the Investment Company
                                  Act of 1940
SEE Instruction 1(b).


1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol   6.  Relationship of Reporting Person
                                                                                             to Issuer
BELL,                               ALAN                    ALFACELL CORPORATION (ACEL)             (Check all applicable)

                                                                                                    X    Director______ 10% Owner
(Last)              (First)           (Middle) 3. IRS or Social     4. Statement for            ________ Officer     ______ Other
                                               Security Number of      Month/Year               (give title below)
137 WODEN WAY, S.E.                            Reporting Person                              (specify below)
                                               (Voluntary)               FEBRUARY 1996
                                                                                          __________________________________________
                   (Street)                                         5. If Amendment,
                                                                       Date of Original
WINTER HAVEN,  FL                   33884                            (Month/Year)
(City)              (State)              (Zip)
                                               TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                           2. Trans-  3. Trans- 4. Securities Acquired   5. Amount of   6. Owner-   7. Nature
   (Instr. 3)                                     action     action    (A) or Disposed of       Securities     ship        of In-
                                                  Date       Code      (D)                      Beneficially   Form:       direct
                                                  (Month/  (Instr.     (Instr. 3, 4 and 5)      Owned at       (D) or      Bene-
                                                 Day/       8)                                    End of         Indirect    ficial
                                                 Year)                                            Month          (I)         Owner-
                                                                                                (Instr. 3      (Instr.     ship
                                                                                                and 4)         4)          (Instr.
                                                                                                                        4)
                                                          Code   V   Amount  (A) or Price
                                                                               (D)

Common Stock                                   2/2/96       S       10,000     D    $4 3/8      20,429           D        -------









Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

               TABLE II - DERIVATIVE SECURITIES ACQUIRED,
                   DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., puts, calls, warrants, options, convertible securities)

1. Title of Derivative 2.Conver3.Trans-4.Transac-5.Number of6.Date   7.Title and Amount   8.Price9.Number  10.  Owner- 11.  Na-
Security               sion     action tion  Deriv-       Exercisableof Under-lying         of     of        ship        ture
   (Instr. 3)          or       Date   Code  ative        and        Securities (Instr. 3   Deriv- Deriv-     Form        of In-
                       Exercise (Month/Day/(Instr.SecuritiesExpirationand 4)                ative  ative      of De-      direct
                       Price    Year)8)      Ac-          Date                              Secur- Secur-     rivative    Bene-
                       of                    quired (A)   (Month/Day/                       ity    ities      Secur-      ficial
                       Deriv-                or Dis-      Year)                             (Instr.Bene-      ity:        Own-
                       ative                 posed of                                       5)     ficially   (D) or        ership
                       Security              (D)                                                   Owned      Indi-      (Instr. 4)
                                             (Instr. 3,                                            at End     rect (I)
                                           4, and 5)                                               of        (Instr.
                                                                                                   Month   4)
                                                                                                   (Instr.
                                                                                                   4)
                                     CodeV    (A) (D)   Date  Expira-    Title    Amount
                                                        Exer- tion                or
                                                        cisableDate               Number
                                                                                  of
                                                                                  Shares
Stock Option (right to                            10,0005/5/937/31/96Common Stock  10,000  $2.68      0         D       ---
buy)                   $2.68  2/2/96 x

Stock Option+ (right          12/31/95                    ++ 12/31/01Common Stock  15,000  $4.66   15,000       D           ---
to buy)                $4.66         A  V  15,000






  Explanation of Responses:


  +    Granted under the Company's 1993 Stock Option Plan, a Rule 16b-3 Plan.

 ++ The option shall become exercisable on December 30, 1996, provided that the reporting person serves continuously on the Board until such time.




** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations .

                          /S/ ALAN W. BELL                03/06/96
SEE 18 U.S.C. 1001 and
15 U.S.C. 78ff(a).      **Signature of Reporting Person  Date

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.
                                                      SEC 1474 (8-92)














             Page 2